For the six months ended (a) 12/31/96
File number (c)811-3251

                                  SUB-ITEM 77C
               Submission of Matters to a Vote of Security Holders

     A Special Meeting of Shareholders was called for October 30, 1996 and with respect to certain proposals was adjourned until December 3, 1996 and on December 3rd was adjourned until December 17, 1996. At the October 30, 1996 meeting the shareholders approved the following proposals.

1.   Approval that Edward D. Beach, Stephen C. Eyre, Delayne
D. Gold, Robert F. Gunia, Don G. Hoff, Robert E. LaBlanc, Mendel A. Melzer, Richard A. Redeker, Robin B. Smith, Langdon R. Stevenson, Stephen Stoneburn and Nancy H. Teeters are duly elected to serve as Directors of the Fund until the earlier to occur of (i)the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or
(ii) their terms expire in accordance with the Fund's retirement policy. All such elected Directors are all Directors currently in office.

2. Approval that the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties, is in all respects hereby ratified, approved and confirmed.

                    Affirmative              Negative
                    votes cast               votes cast
                    253,326,893              2,064,354

     The October 30th meeting was adjourned with respect to the following proposal.

     Approval that the proposed elimination of the Fund's investment restriction relating to the purchase and sale of puts, calls and combinations thereof, as described in such Fund's proxy statement, is hereby in all respects approved.

                    Affirmative              Negative
                    votes cast               votes cast
                    134,950,593              23,995,864










     The December 3, 1996 meeting was adjourned with respect to the following proposal.

     Approval that the proposed elimination of the Fund's investment restriction relating to the purchase and sale of puts, calls and combinations thereof, as described in such Fund's proxy statement, is hereby in all respects approved.

                    Affirmative              Negative
                    votes cast               votes cast
                    159,991,817              30,719,052


     At the December 17, 1996 meeting, the shareholders approved the following proposal.

     Approval that the proposed elimination of the Fund's investment restriction relating to the purchase and sale of puts, calls and combinations thereof, as described in such Fund's proxy statement, is hereby in all respects approved.

                    Affirmative              Negative
                    votes cast               votes cast
                    182,972,683              37,333,341